EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Quarterly Earnings, With Annual Net Income Up 33%, and Loan Growth of 18%

BETHESDA, Md., Jan. 22, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $12.0 million for the quarter ended December 31, 2013, an 18% increase over the $10.2 million net income for the quarter ended December 31, 2012. Net income available to common shareholders for the quarter ended December 31, 2013 increased 18% to $11.9 million ($0.46 per basic common share and $0.45 per diluted common share), as compared to $10.1 million ($0.40 per basic common share and $0.39 per diluted common share) for the same period in 2012.

For the year ended December 31, 2013, the Company's net income was $47.0 million, a 33% increase over the $35.3 million for the year ended December 31, 2012. Net income available to common shareholders was $46.4 million ($1.81 per basic common share and $1.76 per diluted common share), as compared to $34.7 million ($1.50 per basic common share and $1.46 per diluted common share) for the year ended December 31, 2012, a 34% increase. Per share amounts for all prior periods have been adjusted to reflect the 10% stock dividend distributed on June 14, 2013.

"We are extremely pleased to report another quarter of record earnings and continued strong and balanced financial performance" noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "The Company's earnings have now increased in each quarter since the fourth quarter of 2008." Mr. Paul added "for the fourth quarter of 2013, the Company's performance was highlighted by growth in total loans and total deposits, an expanded net interest margin from an already favorable level, very strong asset quality trends in all respects and a continuation of the Company's strong cost management. The strong quarterly earnings added to an already solid capital base."

For the fourth quarter of 2013, total loans grew 5.3% and were 18.1% higher at December 31, 2013 than December 31, 2012. For the fourth quarter of 2013, total deposits grew 8.1% and were 11.3% higher at December 31, 2013 than December 31, 2012. The net interest margin was 4.40% for the fourth quarter, 9 basis points higher than both the third quarter of 2013 and the fourth quarter of 2012. Mr. Paul added, "The continuing emphasis on disciplined pricing for both new loans and funding sources has resulted in a more favorable net interest margin position at December 31, 2013."

The Company was able to grow its net interest income for the fourth quarter of 2013 at a substantial rate of 5% as compared to the third quarter in 2013 ($38.7 million versus $36.7 million) and effectively absorbed lower total noninterest earnings attributable primarily to lower levels of residential mortgage originations and sales.

Total revenue (net interest income plus noninterest income) for the fourth quarter of 2013 was $43.0 million or 3% above the third quarter 2013 amount ($41.9 million) and was 5% above the $40.8 million of total revenue earned for the fourth quarter of 2012. For the full year 2013, total revenue was $169.5 million as compared to $148.9 million in 2012, a 14% increase.

For the fourth quarter of 2013, revenue from residential mortgage banking net interest income and fees was 2.4% of total revenue versus 9.4% of total revenue for the fourth quarter of 2012. For the year of 2013, the Company produced 7.2% of total revenue from its residential mortgage division net interest income and fees, as compared to 8.8% of total revenue for the same period in 2012. The Company assesses its residential mortgage loan area on an ongoing basis in light of changes in market conditions, and adjusts the scope of the division accordingly. The Company continues to focus its activities on generating spread income, while also looking to residential mortgage banking as a component of the Company's ongoing growth.

Mr. Paul emphasized "that all asset quality measures showed improvement at year end 2013, as compared to both September 30, 2013 and December 31, 2012. The combination of lower levels of nonperforming loans and OREO, lower net charge-offs and consistent loan loss provisioning resulted in the allowance for loan losses ending December 31, 2013 at 1.39% of total loans and 166% of nonperforming loans."

Lastly, Mr. Paul noted that for the fourth quarter of 2013, the Company's operating cost management remained strong. The efficiency ratio was 50%, which reflects management's determined, continuous efforts to control costs while not inhibiting growth or our ability to service our customers. Mr. Paul further noted the favorable level of noninterest expenses to average assets of 2.39%. "We will continue to have strict oversight of costs, while maintaining an infrastructure that maximizes our ability to not just remain competitive, but to grow."

At December 31, 2013, total assets were $3.77 billion, compared to $3.41 billion at December 31, 2012, an 11% increase. As compared to September 30, 2013, total assets at December 31, 2013 increased by $266.6 million, or 8%. Total loans (excluding loans held for sale) were $2.95 billion at December 31, 2013 compared to $2.49 billion at December 31, 2012, an 18% increase. As compared to September 30, 2013, total loans at December 31, 2013 increased by $148.3 million, a 5% increase. Total deposits were $3.23 billion at December 31, 2013, compared to deposits of $2.90 billion at December 31, 2012, an 11% increase. As compared to September 30, 2013, total deposits at December 31, 2013 increased by $241.3 million, an 8% increase. The level of deposit gains in 2013 was impacted by a loss of $130.0 million of trustee deposits in March 2013 (earlier reported) related to the expiration of the TAG program. Loans held for sale amounted to $42.0 million at December 31, 2013 as compared to $226.9 million at December 31, 2012, an 82% decrease. As compared to September 30, 2013 loans held for sale increased by $3.0 million, a 7% increase.

The investment portfolio totaled $378.1 million at December 31, 2013, a 26% increase from the $299.8 million balance at December 31, 2012. As compared to September 30, 2013, the investment portfolio at December 31, 2013 increased by $22.3 million, a 6% increase. Total borrowed funds (excluding customer repurchase agreements) were $39.3 million at December 31, 2013, December 31, 2012 and September 30, 2013, respectively. Total shareholders' equity increased to $393.9 million at December 31, 2013, compared to $350.0 million and $382.1 million at December 31, 2012 and September 30, 2013, respectively, reflecting growth in retained earnings. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 13.02% at December 31, 2013, as compared to a total risk based capital ratio of 12.20% at December 31, 2012. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 8.86% at December 31, 2013, from 8.50% at December 31, 2012.

At December 31, 2013, the Company's nonperforming assets amounted to $33.9 million, representing 0.90% of total assets, compared to $38.8 million of nonperforming assets, or 1.11% of total assets at September 30, 2013 and $36.0 million of nonperforming assets, or 1.06% of total assets at December 31, 2012. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.39% of total loans (excluding loans held for sale) at December 31, 2013, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 166% of nonperforming loans at December 31, 2013, as compared to 144% at September 30, 2013 and 122% at December 31, 2012. The decrease in the allowance for credit losses as a percentage of total loans at December 31, 2013, as compared to September 30, 2013, from 1.42% to 1.39%, is due to increased loan growth, and overall improved credit quality in the loan portfolio at December 31, 2013.

Analysis of the three months ended December 31, 2013 compared to December 31, 2012

For the three months ended December 31, 2013, the Company reported an annualized return on average assets ("ROAA") of 1.33% as compared to 1.25% for the three months ended December 31, 2012. The annualized return on average common equity ("ROAE") for the quarter ended December 31, 2013 was 14.07%, as compared to 13.95% for the quarter ended December 31, 2012. The higher ROAA and ROAE ratios for fourth quarter of 2013 as compared to 2012 was due primarily to a combination of higher net interest margin, improved credit quality resulting in lower provision expense, and strong cost management.

Net interest income increased 11.4% for the three months ended December 31, 2013 over the same period in 2012, resulting from both growth in average earning assets of 8.8% and an expanded net interest margin for the three months ended December 31, 2013. The net interest margin was 4.40% as compared to 4.31% for the three months ended December 31, 2012. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing its loan portfolio yield to 5.40% for the fourth quarter of 2013 has been a significant factor in its overall profitability.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, remained favorable at 50.03% for the fourth quarter of 2013, as compared to 49.82% for the fourth quarter of 2012. As a percentage of average assets, total noninterest expense improved to 2.39% for the fourth quarter of 2013 as compared to 2.49% for the same period in 2012. Noninterest expenses totaled $21.5 million for the three months ended December 31, 2013, as compared to $20.3 million for the three months ended December 31, 2012, a 6% increase. Cost increases for salaries and benefits were $595 thousand, due to staffing increases primarily as a result of growth since December 31, 2012 in commercial lending and branch personnel and merit and benefit cost increases. Premises and equipment expenses were $297 thousand higher, due to the cost of a new branch office and increases in leasing costs. Data processing expenses increased by $305 thousand due to system enhancements and increased customer transaction volume.

The provision for credit losses was $2.5 million for the three months ended December 31, 2013 as compared to $4.1 million for the three months ended December 31, 2012. Net charge-offs of $1.3 million in the fourth quarter of 2013 represented 0.18% of average loans, excluding loans held for sale, as compared to $2.2 million or 0.37% of average loans, excluding loans held for sale, in the fourth quarter of 2012, a 43% dollar decline. Net charge-offs in the fourth quarter of 2013 were attributable primarily to commercial and industrial loans ($831 thousand), and commercial real estate loans ($375 thousand). The lower provisioning in the fourth quarter of 2013, as compared to the fourth quarter of 2012, is due to a combination of lower net charge-offs, and overall improved asset quality in the loan portfolio.

Noninterest income for the three months ended December 31, 2013 decreased to $4.3 million from $6.1 million for the three months ended December 31, 2012, a 29% decrease. This decrease was primarily due to lower gains on the sale of residential mortgage loans of $3.0 million, offset by a combination of an increase in service charges income of $221 thousand, higher income from Bank Owned Life Insurance of $202 thousand, higher loan fees and insurance income of $405 thousand, and higher income from sales of SBA loans of $148 thousand. There were $4 thousand of investment securities losses recorded for the fourth quarter of 2013, as compared to investment securities losses of $75 thousand for the fourth quarter of 2012. Excluding investment securities losses, total noninterest income was $4.3 million for the fourth quarter of 2013, as compared to $6.1 million for the fourth quarter of 2012, a decrease of 30%.

Analysis of the twelve months ended December 31, 2013 compared to December 31, 2012

For the twelve months ended December 31, 2013, the Company reported an ROAA of 1.37% as compared to 1.18% for the twelve months of 2012, while the ROAE was 14.60% in 2013, as compared to 14.14% for the same twelve month period in 2012. The higher ROAA and ROAE ratios for the twelve months of 2013 as compared to 2012 was primarily due to improved credit quality, lower provision expense, higher noninterest income, and strong cost management. Contributing to the growth in ROAA and ROAE was solid growth in net interest income and a favorable net interest margin.

For the year of 2013, net interest income increased 13.5% over the year of 2012. Average earning assets increased 14.1%, while the net interest margin was 4.30% for the year of 2013, as compared to 4.32% for the year of 2012. For the year of 2013, the Company was able to maintain a strong net interest margin due to disciplined loan pricing practices, and has been able to reduce its cost of funds, while maintaining a favorable deposit mix, largely resulting from ongoing efforts to increase and expand client relationships.

The efficiency ratio improved to 49.90% for the year of 2013 from 51.40% for 2012. As a percentage of average assets, total noninterest expenses improved to 2.46% for the year of 2013 from 2.55% for the year 2012. Total noninterest expenses increased 11% for the year 2013 to $84.6 million as compared to $76.5 million for 2012. Cost increases for salaries and benefits were $3.8 million, primarily due to merit increases, incentive compensation and benefits increases, and staffing increases resulting primarily from additional lending personnel. Premises and equipment expenses were $1.7 million higher due primarily to the cost of new branch offices and normal increases in leasing costs. Data processing costs increased by $1.5 million due to system enhancements and increased customer transaction expenses. Decreases in legal and professional fees of $804 thousand were due primarily to declines in costs related to problem loans. FDIC insurance premiums were $174 thousand higher due to growth in total assets. Other expenses increased for the first twelve months of 2013 versus 2012 by $1.8 million, due primarily to a nonrecurring expense and increased OREO related costs.

The provision for credit losses was $9.6 million for the year of 2013 as compared to $16.2 million in 2012. The lower provisioning is due to a combination of lower net charge-offs, a lower level of nonperforming loans and overall improvement in asset quality. For the year of 2013, net charge-offs totaled $6.2 million (0.23% of average loans) compared to $8.4 million (0.37% of average loans) for the year of 2012, a dollar decline of 26%. Net charge-offs in the year of 2013 were attributable to charge-offs of commercial and industrial loans ($3.5 million), construction loans ($1.3 million), the unguaranteed portion of SBA loans ($659 thousand), commercial real estate loans ($602 thousand) and home equity and consumer loans ($135 thousand).

Noninterest income for the year of 2013 was $24.7 million compared to $21.4 million in 2012, an increase of 15.7%. This increase was due primarily to a $1.7 million increase in gains realized on the sale of SBA loans, offset by a $1.0 million decrease in gains realized on the sale of residential loans, a $670 thousand increase on service charges on deposit accounts and a $1.9 million increase in other noninterest income due primarily to increased loan related fees and annuity income. Additionally, bank owned life insurance income increased $328 thousand due to new investments. Net investment gains were $19 thousand in 2013 and $690 thousand in 2012. A $529 thousand loss on the early extinguishment of debt was recorded in September of 2012 due to the restructuring of a Federal Home Loan Bank advance. Excluding investment securities gains and the loss on the early extinguishment of debt, total noninterest income was $24.7 million for the year of 2013, as compared to $21.2 million for 2012, a 17% increase, which represented 15% of total revenue for the year of 2013 as compared to 14% for the year of 2012.

The financial information which follows provides more detail on the Company's financial performance for the twelve and three months ended December 31, 2013 as compared to the twelve and three months ended December 31, 2012, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the fourth quarter 2013 financial results on Thursday, January 23, 2014 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 30586191, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through February 6, 2014.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income Statements:
Total interest income	$ 157,294	$ 141,943	$ 41,652	$ 38,164
Total interest expense	12,504	14,414	2,938	3,427
Net interest income	144,790	127,529	38,714	34,737
Provision for credit losses	9,602	16,190	2,508	4,139
Net interest income after provision for credit losses	135,188	111,339	36,206	30,598
Noninterest income (before investment gains & extinguisment of debt)	24,697	21,203	4,308	6,135
Gain on sale of investment securities	19	690	(4)	(75)
Loss on early extinguishment of debt	--	(529)	--	--
Total noninterest income	24,716	21,364	4,304	6,060
Total noninterest expense	84,579	76,531	21,524	20,325
Income before income tax expense	75,325	56,172	18,986	16,333
Income tax expense	28,318	20,883	6,983	6,135
Net income	47,007	35,289	12,003	10,198
Preferred stock dividends and discount accretion	566	566	141	141
Net income available to common shareholders	$ 46,441	$ 34,723	$ 11,862	$ 10,057

Per Share Data (1):
Earnings per weighted average common share, basic	$ 1.81	$ 1.50	$ 0.46	$ 0.40
Earnings per weighted average common share, diluted	$ 1.76	$ 1.46	$ 0.45	$ 0.39
Weighted average common shares outstanding, basic	25,726,062	23,135,886	25,835,054	24,915,837
Weighted average common shares outstanding, diluted	26,358,611	23,743,815	26,495,545	25,601,623
Actual shares outstanding	25,885,863	25,250,378	25,885,863	25,250,378
Book value per common share at period end	$ 13.03	$ 11.62	$ 13.03	$ 11.62
Tangible book value per common share at period end (2)	$ 12.89	$ 11.47	$ 12.89	$ 11.47

Performance Ratios (annualized):
Return on average assets	1.37%	1.18%	1.33%	1.25%
Return on average common equity	14.60%	14.14%	14.07%	13.95%
Net interest margin	4.30%	4.32%	4.40%	4.31%
Efficiency ratio (3)	49.90%	51.40%	50.03%	49.82%

Other Ratios:
Allowance for credit losses to total loans	1.39%	1.50%	1.39%	1.50%
Allowance for credit losses to total nonperforming loans	165.66%	122.19%	165.66%	122.19%
Nonperforming loans to total loans	0.84%	1.23%	0.84%	1.23%
Nonperforming assets to total assets	0.90%	1.06%	0.90%	1.06%
Net charge-offs (annualized) to average loans	0.23%	0.37%	0.18%	0.37%
Common equity to total assets	8.94%	8.60%	8.94%	8.60%
Tier 1 leverage ratio	10.93%	10.44%	10.93%	10.44%
Tier 1 risk based capital ratio	11.53%	10.80%	11.53%	10.80%
Total risk based capital ratio	13.02%	12.20%	13.02%	12.20%
Tangible common equity to tangible assets (2)	8.86%	8.50%	8.86%	8.50%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 694,350	$ 545,070	$ 694,350	$ 545,070
Commercial real estate - owner occupied	$ 317,491	$ 297,857	$ 317,491	$ 297,857
Commercial real estate - income producing	$ 1,119,799	$ 914,638	$ 1,119,799	$ 914,638
1-4 Family mortgage	$ 90,418	$ 61,871	$ 90,418	$ 61,871
Construction - commercial and residential	$ 574,167	$ 533,722	$ 574,167	$ 533,722
Construction - C&I (owner occupied)	$ 34,660	$ 28,808	$ 34,660	$ 28,808
Home equity	$ 110,242	$ 106,844	$ 110,242	$ 106,844
Other consumer	$ 4,031	$ 4,285	$ 4,031	$ 4,285

Average Balances (in thousands):
Total assets	$ 3,439,103	$ 2,997,994	$ 3,576,715	$ 3,247,498
Total earning assets	$ 3,370,466	$ 2,953,417	$ 3,485,546	$ 3,203,462
Total loans held for sale	$ 90,161	$ 140,167	$ 27,767	$ 186,122
Total loans	$ 2,644,892	$ 2,281,027	$ 2,867,955	$ 2,442,418
Total deposits	$ 2,913,795	$ 2,541,151	$ 3,038,949	$ 2,748,567
Total borrowings	$ 133,896	$ 143,542	$ 126,409	$ 137,525
Total shareholders' equity	$ 374,703	$ 302,234	$ 391,036	$ 343,401

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.

(2) The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	December 31, 2013	December 31, 2012
Common shareholders' equity	$ 337,263	$ 293,376
Less: Intangible assets	(3,510)	(3,785)
Tangible common equity	$ 333,753	$ 289,591

Book value per common share	$ 13.03	$ 11.62
Less: Intangible book value per common share	(0.14)	(0.15)
Tangible book value per common share	$ 12.89	$ 11.47

Total assets	$ 3,771,503	$ 3,409,441
Less: Intangible assets	(3,510)	(3,785)
Tangible assets	$ 3,767,993	$ 3,405,656
Tangible common equity ratio	8.86%	8.50%

(3)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2013	September 30, 2013	December 31, 2012
Cash and due from banks	$ 9,577	$ 8,013	$ 7,439
Federal funds sold	5,695	3,844	7,852
Interest bearing deposits with banks and other short-term investments	291,688	208,522	324,043
Investment securities available for sale, at fair value	378,133	355,830	299,820
Federal Reserve and Federal Home Loan Bank stock	11,272	11,246	10,694
Loans held for sale	42,030	39,206	226,923
Loans	2,945,158	2,796,840	2,493,095
Less allowance for credit losses	(40,921)	(39,687)	(37,492)
Loans, net	2,904,237	2,757,153	2,455,603
Premises and equipment, net	16,737	16,319	15,261
Deferred income taxes	28,949	25,982	19,128
Bank owned life insurance	39,738	29,555	14,135
Intangible assets, net	3,510	3,597	3,785
Other real estate owned	9,225	11,285	5,299
Other assets	30,712	34,376	19,459
Total Assets	$ 3,771,503	$ 3,504,928	$ 3,409,441

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 849,409	$ 898,831	$ 881,390
Interest bearing transaction	118,580	104,004	113,813
Savings and money market	1,811,088	1,538,630	1,374,869
Time, $100,000 or more	203,706	193,000	232,875
Other time	242,631	249,594	294,275
Total deposits	3,225,414	2,984,059	2,897,222
Customer repurchase agreements	80,471	82,266	101,338
Long-term borrowings	39,300	39,300	39,300
Other liabilities	32,455	17,203	21,605
Total liabilities	3,377,640	3,122,828	3,059,465

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at December 31, 2013, September 30, 2013 and December 31, 2012	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 25,885,863, 25,799,220 and 22,954,889 respectively	253	252	226
Warrant	946	946	946
Additional paid in capital	242,990	241,131	180,593
Retained earnings	96,393	84,534	106,146
Accumulated other comprehensive (loss) income	(3,319)	(1,363)	5,465
Total Shareholders' Equity	393,863	382,100	349,976
Total Liabilities and Shareholders' Equity	$ 3,771,503	$ 3,504,928	$ 3,409,441

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
Interest Income	2013	2012	2013	2012
Interest and fees on loans	$ 148,801	$ 134,600	$ 39,322	$ 36,439
Interest and dividends on investment securities	7,792	6,824	2,203	1,545
Interest on balances with other banks and short-term investments	689	475	125	177
Interest on federal funds sold	12	44	2	3
Total interest income	157,294	141,943	41,652	38,164
Interest Expense
Interest on deposits	10,614	12,057	2,492	2,927
Interest on customer repurchase agreements	254	325	57	75
Interest on short-term borrowings	--	3	--	1
Interest on long-term borrowings	1,636	2,029	389	424
Total interest expense	12,504	14,414	2,938	3,427
Net Interest Income	144,790	127,529	38,714	34,737
Provision for Credit Losses	9,602	16,190	2,508	4,139
Net Interest Income After Provision For Credit Losses	135,188	111,339	36,206	30,598

Noninterest Income
Service charges on deposits	4,607	3,937	1,256	1,035
Gain on sale of loans	14,578	13,942	1,223	4,075
Gain on sale of investment securities	19	690	(4)	(75)
Loss on early extinguishment of debt	--	(529)	--	--
Increase in the cash surrender value of bank owned life insurance	720	392	300	98
Other income	4,792	2,932	1,529	927
Total noninterest income	24,716	21,364	4,304	6,060
Noninterest Expense
Salaries and employee benefits	47,481	43,684	12,759	12,164
Premises and equipment expenses	11,923	10,218	2,974	2,677
Marketing and advertising	1,686	1,759	519	419
Data processing	5,903	4,415	1,447	1,142
Legal, accounting and professional fees	3,449	4,253	863	938
FDIC insurance	2,263	2,089	483	536
Other expenses	11,874	10,113	2,479	2,449
Total noninterest expense	84,579	76,531	21,524	20,325
Income Before Income Tax Expense	75,325	56,172	18,986	16,333
Income Tax Expense	28,318	20,883	6,983	6,135
Net Income	47,007	35,289	12,003	10,198
Preferred Stock Dividends	566	566	141	141
Net Income Available to Common Shareholders	$ 46,441	$ 34,723	$ 11,862	$ 10,057

Earnings Per Common Share (1)
Basic	$ 1.81	$ 1.50	$ 0.46	$ 0.40
Diluted	$ 1.76	$ 1.46	$ 0.45	$ 0.39
(1) Per share amounts have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 204,320	$ 125	0.24%	$ 258,577	$ 177	0.27%
Loans held for sale (1)	27,767	282	4.06%	186,122	1,600	3.44%
Loans (1) (2)	2,867,955	39,039	5.40%	2,442,418	34,839	5.67%
Investment securities available for sale (2)	380,562	2,202	2.30%	310,851	1,545	1.98%
Federal funds sold	4,942	2	0.16%	5,494	3	0.22%
Total interest earning assets	3,485,546	41,650	4.74%	3,203,462	38,164	4.74%

Total noninterest earning assets	131,249			80,580
Less: allowance for credit losses	40,080			36,544
Total noninterest earning assets	91,169			44,036
TOTAL ASSETS	$ 3,576,715			$ 3,247,498

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 104,466	$ 71	0.27%	$ 110,688	$ 93	0.33%
Savings and money market	1,621,712	1,471	0.36%	1,312,792	1,528	0.46%
Time deposits	448,838	950	0.84%	471,591	1,306	1.10%
Total interest bearing deposits	2,175,016	2,492	0.45%	1,895,071	2,927	0.61%
Customer repurchase agreements	87,084	57	0.26%	97,622	75	0.31%
Other short-term borrowings	25	--	--	603	1	--
Long-term borrowings	39,300	388	3.86%	39,300	424	4.22%
Total interest bearing liabilities	2,301,425	2,937	0.51%	2,032,596	3,427	0.67%

Noninterest bearing liabilities:
Noninterest bearing demand	863,933			853,496
Other liabilities	20,321			18,005
Total noninterest bearing liabilities	884,254			871,501

Shareholders' equity	391,036			343,401
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,576,715			$ 3,247,498

Net interest income		$ 38,713			$ 34,737
Net interest spread			4.23%			4.07%
Net interest margin			4.40%			4.31%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.3 million and $1.7 million for the three months ended December 31, 2013 and 2012, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Twelve Months Ended December 31,
	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 280,399	$ 689	0.25%	$ 186,157	$ 475	0.26%
Loans held for sale (1)	90,161	3,140	4.64%	140,167	4,945	3.53%
Loans (1) (2)	2,644,892	145,660	5.51%	2,281,027	129,655	5.68%
Investment securities available for sale (2)	348,143	7,792	2.24%	330,670	6,824	2.06%
Federal funds sold	6,871	12	0.17%	15,396	44	0.29%
Total interest earning assets	3,370,466	157,293	4.67%	2,953,417	141,943	4.81%

Total noninterest earning assets	107,844			77,827
Less: allowance for credit losses	39,207			33,250
Total noninterest earning assets	68,637			44,577
TOTAL ASSETS	$ 3,439,103			$ 2,997,994

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 103,763	$ 298	0.29%	$ 94,848	$ 289	0.30%
Savings and money market	1,516,699	5,765	0.38%	1,183,402	5,946	0.50%
Time deposits	481,576	4,551	0.95%	481,661	5,822	1.21%
Total interest bearing deposits	2,102,038	10,614	0.50%	1,759,911	12,057	0.69%
Customer repurchase agreements	94,566	254	0.27%	96,141	325	0.34%
Other short-term borrowings	30	--	--	697	3	--
Long-term borrowings	39,300	1,636	4.11%	46,704	2,029	4.27%
Total interest bearing liabilities	2,235,934	12,504	0.56%	1,903,453	14,414	0.76%

Noninterest bearing liabilities:
Noninterest bearing demand	811,757			781,240
Other liabilities	16,709			11,067
Total noninterest bearing liabilities	828,466			792,307

Shareholders' equity	374,703			302,234
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,439,103			$ 2,997,994

Net interest income		$ 144,789			$ 127,529
Net interest spread			4.11%			4.05%
Net interest margin			4.30%			4.32%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $7.9 million and $5.4 million for the twelve months ended December 31, 2013 and 2012, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2013	2013	2013	2013	2012	2012	2012	2012
Total interest income	$ 41,652	$ 39,724	$ 37,985	$ 37,933	$ 38,164	$ 36,636	$ 34,575	$ 32,568
Total interest expense	2,938	3,021	3,121	3,424	3,427	3,328	3,561	4,098
Net interest income	38,714	36,703	34,864	34,509	34,737	33,308	31,014	28,470
Provision for credit losses	2,508	1,372	2,357	3,365	4,139	3,638	4,443	3,970
Net interest income after provision for credit losses	36,206	35,331	32,507	31,144	30,598	29,670	26,571	24,500
Noninterest income (before investment gains/losses & extinguishment of debt)	4,308	5,236	7,065	8,088	6,135	4,916	4,293	5,859
Gain/(loss) on sale of investment securities	(4)	--	--	23	(75)	464	148	153
Loss on early extinguishment of debt	--	--	--	--	--	(529)	--	--
Total noninterest income	4,304	5,236	7,065	8,111	6,060	4,851	4,441	6,012
Salaries and employee benefits	12,759	12,187	11,335	11,200	12,164	10,807	10,289	10,424
Premises and equipment	2,974	3,222	2,927	2,800	2,677	2,562	2,469	2,510
Marketing and advertising	519	426	394	347	419	497	557	286
Other expenses	5,272	5,838	6,029	6,350	5,065	5,241	5,222	5,342
Total noninterest expense	21,524	21,673	20,685	20,697	20,325	19,107	18,537	18,562
Income before income tax expense	18,986	18,894	18,887	18,558	16,333	15,414	12,475	11,950
Income tax expense	6,983	7,137	7,212	6,986	6,135	5,739	4,692	4,317
Net income	12,003	11,757	11,675	11,572	10,198	9,675	7,783	7,633
Preferred stock dividends and discount accretion	141	142	142	141	141	142	142	141
Net income available to common shareholders	$ 11,862	$ 11,615	$ 11,533	$ 11,431	$ 10,057	$ 9,533	$ 7,641	$ 7,492

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.46	$ 0.45	$ 0.45	$ 0.45	$ 0.40	$ 0.41	$ 0.34	$ 0.34
Earnings per weighted average common share, diluted	$ 0.45	$ 0.44	$ 0.44	$ 0.44	$ 0.39	$ 0.40	$ 0.33	$ 0.33
Weighted average common shares outstanding, basic	25,835,054	25,784,287	25,742,185	25,518,523	24,915,837	23,158,050	22,327,796	22,122,043
Weighted average common shares outstanding, diluted	26,495,545	26,426,093	26,334,355	26,222,041	25,601,623	23,766,606	22,888,151	22,686,049
Actual shares outstanding	25,885,863	25,799,220	25,764,542	25,728,162	25,250,378	24,244,007	22,650,356	22,242,183
Book value per common share at period end	$ 13.03	$ 12.62	$ 12.14	$ 11.86	$ 11.62	$ 11.05	$ 10.32	$ 9.86

Performance Ratios (annualized):
Return on average assets	1.33%	1.35%	1.41%	1.39%	1.25%	1.27%	1.08%	1.08%
Return on average common equity	14.07%	14.37%	14.75%	15.29%	13.95%	15.20%	13.52%	13.80%
Net interest margin	4.40%	4.31%	4.27%	4.20%	4.31%	4.44%	4.39%	4.11%
Efficiency ratio (2)	50.03%	51.68%	49.33%	48.56%	49.82%	50.07%	52.28%	53.83%

Other Ratios:
Allowance for credit losses to total loans (3)	1.39%	1.42%	1.47%	1.52%	1.50%	1.48%	1.47%	1.46%
Nonperforming loans to total loans (3)	0.84%	0.98%	0.87%	1.11%	1.23%	1.35%	1.42%	1.68%
Nonperforming assets to total assets	0.90%	1.11%	1.05%	1.12%	1.06%	1.25%	1.26%	1.41%
Net charge-offs (annualized) to average loans (3)	0.18%	0.20%	0.24%	0.33%	0.37%	0.36%	0.40%	0.34%
Tier 1 leverage ratio	10.93%	10.89%	10.81%	10.39%	10.44%	10.36%	9.63%	9.33%
Tier 1 risk based capital ratio	11.53%	11.61%	11.12%	11.08%	10.80%	10.76%	10.02%	10.08%
Total risk based capital ratio	13.02%	13.12%	12.53%	12.50%	12.20%	12.24%	11.53%	11.59%

Average Balances (in thousands):
Total assets	$ 3,576,715	$ 3,467,193	$ 3,331,677	$ 3,378,362	$ 3,247,498	$ 3,022,584	$ 2,888,188	$ 2,830,693
Total earning assets	$ 3,485,546	$ 3,383,547	$ 3,279,034	$ 3,331,930	$ 3,203,462	$ 2,977,950	$ 2,844,491	$ 2,784,747
Total loans held for sale	$ 27,767	$ 63,579	$ 91,781	$ 179,476	$ 186,122	$ 158,011	$ 95,734	$ 120,098
Total loans	$ 2,867,955	$ 2,668,429	$ 2,557,811	$ 2,480,862	$ 2,442,418	$ 2,346,046	$ 2,246,644	$ 2,086,511
Total deposits	$ 3,038,949	$ 2,939,705	$ 2,810,033	$ 2,864,305	$ 2,748,567	$ 2,572,022	$ 2,447,985	$ 2,393,413
Total borrowings	$ 126,409	$ 136,590	$ 137,337	$ 135,315	$ 137,525	$ 132,955	$ 150,644	$ 153,227
Total stockholders' equity	$ 391,036	$ 377,246	$ 370,302	$ 359,859	$ 343,401	$ 306,072	$ 284,040	$ 274,923

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC.
         Michael T. Flynn
         301.986.1800